Contacts:

Media:
Kathy A. Schoettlin – (812) 465-7269
Executive Vice President – Communications

Financial Community:
Lynell J. Walton – (812) 464-1366
Senior Vice President – Investor Relations

FOR IMMEDIATE RELEASE –
September 17, 2012

Old National Bancorp completes acquisition of
Indiana Community Bancorp

Evansville, Ind. (September 17, 2012) – Old National Bancorp (NYSE: ONB) announced that it has completed its merger with Indiana Community Bancorp of Columbus, Indiana, effective September 15, 2012.

Also effective on September 15 was the merger of Indiana Bank and Trust Company, Indiana Community Bancorp’s banking subsidiary, into Old National Bank, the banking subsidiary of Old National Bancorp. In addition, Old National completed the systems conversion of the Indiana Bank’s branches this past weekend.

At closing, each share of Indiana Community Bancorp common stock was converted into the right to receive 1.9455 shares of Old National common stock. Any fractional shares will be paid in cash. Former Indiana Community shareholders will receive a letter of transmittal from Old National explaining how to exchange their shares. Old National expects to mail the letters of transmittal to former Indiana Community shareholders by Friday, September 21, 2012.

About Old National

Old National Bancorp (NYSE: ONB) is the largest financial services holding company headquartered in Indiana and, with $8.7 billion in assets, ranks among the top 100 banking companies in the U.S. Since its founding in Evansville in 1834, Old National has focused on community banking by building long-term, highly valued partnerships with clients in its primary footprint of Indiana, Illinois and Kentucky. In addition to providing extensive services in retail and commercial banking, wealth management, investments and brokerage, Old National also owns Old National Insurance, one of the 100 largest brokers in the U.S. For more information and financial data, please visit Investor Relations at oldnational.com.